Exhibit 12



                          COLUMBIA/HCA HEALTHCARE CORPORATION
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    For the quarters ended March 31, 1994 and 1993
                                 (Dollars in millions)


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
                                                              1994                1993

Earnings:

Income from continuing operations
  before minority interests and income taxes ....           $  236              $  336

Fixed charges, exclusive of capitalized
  interest ......................................               80                 103

                                                            $  316              $  439




Fixed Charges:

Interest charged to expense .....................           $   64              $   85

One-third of rent expense and amortization
  of deferred loan costs (a) ....................               16                  18

Fixed charges, exclusive of capitalized
  interest ......................................               80                 103

Capitalized interest ............................                3                   2

                                                            $   83              $  105



Ratio of earnings to fixed charges ..............             3.82                4.17






(a) One-third of rent expense is considered representative of the underlying interest.


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